EXHIBIT 21.1

Subsidiaries of Zendesk, Inc.
Outbound Solutions, Inc.
We Are Cloud SAS (France)
Zendesk Pty Ltd (Australia)
Zendesk Brasil Software Corporativo LTDA. (Brazil)
Zendesk, S. de R.L. de C.V. (Mexico)
Zendesk ApS (Denmark)
Zendesk GmbH (Germany)
Zendesk Technologies Private Limited (India)
Zendesk International Ltd (Ireland)
Kabushiki Kaisha Zendesk (Japan)
Zendesk, Incorporated (Philippines)
Zendesk Singapore PTE. LTD (Singapore)
Zendesk UK Ltd (United Kingdom)
Zendesk Neighbor Foundation (Delaware, United States)